NEWS RELEASE

                                                                                    CONTACT DANIELLE MADISON
(540) 349-0209 or
danielle.madison@fauquierbank.com

DONNA D. FLORY JOINS FAUQUIER BANKSHARES, INC. BOARD OF DIRECTORS

WARRENTON, VA, July 16, 2015 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) is pleased to announce the appointment of Donna D. Flory to its Board of Directors, as well as to the Board of Directors of its principal subsidiary, The Fauquier Bank.

Mrs. Flory is currently the Vice President of The Flory Small Business Center, Inc. located in Manassas, Virginia. She has been with the Center for over 23 years and is responsible for the Center's financial operations and human resources. The Flory Small Business Center is a nonprofit, tax exempt organization that assists the region's small businesses and start-up entrepreneurs access capital, develop business and marketing plans, and serves as a resource partner with the U.S. Small Business Administration. Earlier in her career, Mrs. Flory was employed in the hospitality industry as Acting General Manager/Rooms Division Manager for the West Park Hotel in Tyson's Corner.

Mrs. Flory has been part of local Rotary Clubs for 15 years. Her Rotarian service began with the Bull Run Rotary Club, where she devoted her time and talents for over 12 years. In April of 2012, she became a member of the Gainesville/Haymarket Rotary Club, where she holds the position of Service Projects Chair. Mrs. Flory also serves Rotary as the District 7610 Area Foundation Advisor. Mrs. Flory has been honored with Rotary's District Service Award, given by the District Governor, for outstanding service in promoting the Rotary Foundation and its goal of world understanding and peace. She has also been recognized by her Rotary Club as Rotarian of the Year four times, most recently for the 2013-2014 Rotary year, and received the prestigious Service Above Self award.

For decades, Mrs. Flory has been devoted to the American Red Cross. Over the past seven years, she has been a member of their Leadership Council, working closely with regional fire chiefs in Prince William County, Manassas Park and Manassas, as well as law enforcement personnel, to assist those in need following natural disasters, house fires, or other calamities. She often represents the American Red Cross as a speaker at a variety of events throughout the Washington Metro region.

In addition to her Rotary and American Red Cross service, Mrs. Flory dedicates her time volunteering for numerous organizations including Habitat for Humanity, SERVE, BARN – Transitional Housing, Prince William County, and the cities of Manassas and Manassas Park. She also volunteers her time for organizations such as the American Cancer Society, the American Diabetes Association, the March of Dimes, and Buglers Across America. She is the official trumpeter for Prince William County where she performs Taps at public functions and military funerals throughout the year.

John B. Adams Jr., Chairman of the Board, comments "We are pleased to welcome Donna to the Board of Directors. Through her involvement within Prince William County, her work experience, and her volunteering, she will provide a wealth of knowledge and perspective to the Board."

Mrs. Flory has been a resident of Prince William County for over 37 years. Donna Flory's husband, Don Flory, was born and raised in Fauquier County. They have been married for over 31 years and currently reside in Prince William County. Mr. Flory runs his own photography business in addition to his full time position as a contract administrator for the Prince William County Government.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $597.4 million and total shareholders' equity of $55.7 million at March 31, 2015. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through banking offices located in Fauquier and Prince William Counties in Virginia.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

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